Exhibit C

Execution Copy

Innovative Micro Technology, Inc.

Voting Agreement

This Voting Agreement (this “Agreement”) is made as of January 25, 2005 by and among Innovative Micro Technology, Inc., a Delaware corporation (the “Company”), the stockholders listed on the signature pages hereto (the “Current Stockholders”) and the investors listed on Schedule I hereto (the “Investors”).

RECITALS

A. As of the date of this Agreement, each Current Stockholder owns the number of shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”) of the Company, and has such rights to acquire additional shares of Common Stock, as are set forth opposite each such Current Stockholder’s name on the signature pages hereto.

B. The Investors and the Company have entered into a Preferred Stock Purchase Agreement dated as of the date hereof (as the same may be amended from time to time, the “Purchase Agreement”), pursuant to which the Company will sell, and the Investors will buy, 1,000,000 shares of Series A Redeemable Preferred Stock, 1,000,000 shares of Series A-1 Convertible Preferred Stock (the “Series A-1 Shares”) and warrants to purchase up to 500,000 shares of Common Stock, for an aggregate purchase price of $17,000,000.

C. As a condition to the performance of their obligations under the Purchase Agreement, the Investors, among other things, will require the Current Stockholders and the Company to execute and deliver this Agreement.

D. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the Company, the Investors and the Current Stockholders hereby agree as follows:

1. Definitions.

“Board” means the Company’s Board of Directors.

“Conversion Shares” means shares of Common Stock issued or issuable (on an as-converted basis) on the conversion of Series A-1 Shares in accordance with the terms of the Certificate of Designation of the Series A Redeemable Preferred Stock and Series A-1 Convertible Preferred Stock.

“Common Stock” means the Company’s Common Stock, par value $0.0001 per share.

“Current Stockholder” has the meaning set forth in the first paragraph of this Agreement, and also includes any Permitted Transferee of a Current Stockholder.

“Current Stockholder Shares” means shares of Common Stock held by a Current Stockholder, together with any other voting securities issued with respect to, on conversion of, or in exchange for such securities, and any other voting securities acquired by the Current Stockholder after the date of this Agreement or over which the Current Stockholder exercises voting power.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Public Offering” means the first underwritten public offering of securities of the Company, after the date hereof, pursuant to an effective registration statement under the Securities Act resulting in gross proceeds of at least thirty-five million dollars ($35,000,000) to the Company and at a price per share that is at least equal to $6.00 (as adjusted for stock splits and the like), other than a registration statement relating either to the sale of securities to employees, directors or consultants of the Company pursuant to a stock option, stock purchase or similar plan or a transaction under Rule 145 under the Securities Act.

“Investor” means a person listed on Schedule I hereto, and, if a Subsequent Closing takes place under the Purchase Agreement, a person listed on Schedule II hereto.

“Investor Shares” means the Series A Shares, the Series A-1 Shares and Conversion Shares held by an Investor, together with any other voting securities issued with respect to, on conversion of, or in exchange for such securities, and any other voting securities acquired by the Investor after the date of this Agreement or over which the Investor exercises voting power.

“L-3” means L-3 Communications Corporation, a Delaware corporation.

“Liquidating Transaction” means either (i) a merger or acquisition of the Corporation (other than a transaction with a subsidiary) in which the stockholders of the Corporation prior to such transaction do not own (in the same relative proportions) a majority of the outstanding shares of the surviving corporation; (ii) a sale, transfer or other disposition of all or substantially all of the assets of the Corporation, or (iii) any other winding up or dissolution of the Corporation.

“Majority in Interest of the Current Stockholders” means Current Stockholders holding more than 50% of the Shares held by all Current Stockholders.

“Notice” has the meaning set forth in Section 12(c).

“Offeror” has the meaning set forth in Section 2.1.

“Permitted Transferee” means, as to any person proposing to transfer securities, any of the following transferees, provided that, such transferee agrees in writing to be bound by the terms of this Agreement:

(a) a partner, retired partner, or affiliated partner of a transferor that is a partnership;

(b) a member of any transferor that is a limited liability company;

(c) a subsidiary or affiliate of any transferor; or

(d) an immediate family member of an individual transferor, or a trust for the benefit of such transferor or immediate family member;

provided that, such transferee agrees in writing to be bound by the terms of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of Common Stock, Series or securities convertible into Common Stock. Whenever “Shares” refers to securities convertible into Common Stock, the number of such Shares shall mean the number of shares of Common Stock into which such securities are then convertible.

2. Agreement to Vote. Each Investor agrees to hold its Investor Shares, to vote its Investor Shares at any annual or special meeting of stockholders, and to give written consent with respect to its Investor Shares, in accordance with the terms of this Agreement. Each Current Stockholder and each Investor agrees to hold its Shares, to vote its Shares at any annual or special meeting of stockholders, and to give written consent with respect to its Shares, in accordance with the terms of this Agreement.

3. Election of Directors. On all matters relating to the election of one or more directors of the Company, each of the Current Stockholders and each Investor shall vote at regular or special meetings of stockholders and give written consent with respect to, such number of Current Stockholder Shares and Investor Shares then owned by them (or as to which they then have voting power), as follows:

3.1 Series A-1 Director. So long as any Series A-1 Preferred Stock is outstanding and entitled to vote as a separate class in the election of directors, each Investor agrees to vote the Investor Shares held by him, her or it as may be necessary to nominate and elect to the Board at any election of Series A-1 Director one (1) representative designated by Investor Growth Capital (together with Investor AB and its other affiliates, “IGC,” and such representative, an “IGC Nominee”).

3.2 Series A Directors. So long as any Series A Preferred Stock is outstanding and entitled to vote as a separate class in the election of directors, each Investor agrees to vote the Investor Shares held by him, her or it as may be necessary to nominate and elect the following individuals to the Board at any election of Series A Directors:

(a) one representative designated by IGC (such representative also, an “IGC Nominee” and together with the Series A-1 Director, the “IGC Nominees”); and

(b) one representative designated by BAVP VII, LP (together with its affiliates, “BAVP” and such representative, the “BAVP Nominee”).

3.3 L-3 Director. The Current Stockholders and the Investors agree that they shall vote the Current Stockholder Shares and the Investor Shares as may be necessary to nominate and elect to the Board, among those directors elected by the holders of Common Stock, one representative designated by L-3.

3.4 Additional Designation. In the event that the Series A Shares are redeemed such that there are no longer any Series A Shares issued and outstanding, then:

(a) upon the written request of IGC so electing, sent by IGC to the Company and to the Current Stockholders and Investors within twelve (12) months of such redemption, the Current Stockholders and Investors agree to vote the Investor Shares or Current Stockholder Shares held by him, her or it, as may be necessary to elect to the Board at any election of directors one (1) representative designated by Investor Growth Capital (such representative also, thereafter an “IGC Nominee”); and

(b) upon the written request of BAVP so electing, sent by BAVP to the Company and to the Current Stockholders and Investors within twelve (12) months of such redemption, the Current Stockholders and Investors agree to vote the Investor Shares or Current Stockholder Shares held by him, her or it, as may be necessary to elect to the Board at any election of directors one (1) representative designated by BAVP (such representative, thereafter the “BAVP Nominee”)

3.5 Removal; Vacancy. On all matters relating to the removal of one or more directors of the Company, each of the Current Stockholders and each Investor shall vote at regular or special meetings of stockholders and give written consent with respect to, such number of shares of Investor Shares and Current Stockholder Shares then owned by them (or as to which they then have voting power) as may be necessary to remove from the Board any director selected for removal by the stockholders entitled to designate such director pursuant to Sections 3.1, 3.2, 3.3, or, as applicable, Section 3.4. Any vacancy created by such removal shall be filled pursuant to Section 3.1, 3.2, 3.3, or, as applicable, Section 3.4, as appropriate. No director elected pursuant to Section 3.1, 3.2, 3.3, or, as applicable, Section 3.4, may be removed without the vote or written consent of the stockholder(s) entitled to designate such director pursuant to such section.

3.6 Board Size. The Investors and the Current Stockholders shall vote the Investor Shares and Current Stockholder Shares at regular or special meetings of stockholders, and shall give written consent with respect to such Shares, to ensure that the size of the Board shall be set and remain at eight (8) directors; provided, however, that if the Board, including both IGC Nominees (or one IGC Nominee if there is then only one IGC Nominee on the Board) and the BAVP Nominee (if there is then a BAVP Nominee on the Board), approves a change in the number of authorized directors, such number may be changed in accordance with the Bylaws and the Company’s Certificate of Designation, as then in effect, including, without limitation, Sections I.F(8) and II.G(8).

4. Board Observers.

4.1 IGC. In the event IGC elects not to nominate one or both of the IGC Nominees pursuant to Section 3.1, 3.2(a) (and, as applicable 3.4(a)), IGC may designate one person for each such seat on the Board IGC elects not to fill, which person shall be entitled to attend all meetings of the Board as a nonvoting observer (each such person, an “IGC Observer”). IGC may change either or both IGC Observers at any time immediately upon notice to the Company.

4.2 Miramar Venture Partners. Miramar Venture Partners (together with its affiliates, “Miramar”) may designate one person to attend all meetings of the Board as a nonvoting observer (the “Miramar Observer” and together with the IGC Observers, the “Observers”). The initial Miramar Observer shall be Heiner Sussner. Miramar may change the Miramar Observer at any time immediately upon notice to the Company.

4.3 Notice of Meetings; Exclusion. The Company shall provide the Observers copies of all notices and other materials that it provides to directors (the “Information”); provided, however, that the Company reserves the right, which right shall not be unreasonably exercised, to exclude any Observer from any meeting, or any portion thereof, and/or to exclude some or all of the materials to be sent to the Observers, if, upon advice of counsel, the Board determines in good faith that an Observer’s attendance at such meeting, or portion thereof, and/or providing such materials or any portion thereof to an Observer, could adversely affect the attorney-client privilege between the Company and its counsel.

4.4 Confidentiality. In connection with information and access provided to Observers, IGC and Miramar each agree to treat, and to cause its Observer or Observers to treat, with confidentiality those materials identified by the Company as confidential or sensitive. The Company may require, as a condition to providing to Observers information or access to meetings, the delivery of a confidentiality agreement as reasonably necessary for the Company to comply with Regulation FD.

5. Drag-Along.

5.1 If any of the following transactions is (or has been) approved by the Board of Directors and Investors holding at least a majority of the then-outstanding Series A-1 Shares (including Common Stock issued upon conversion of such shares), each other Investor and each Current Stockholder shall vote its Investor Shares and Current Stockholder Shares at any annual or special meeting of stockholders, and give written consent with respect to such Shares, to approve such transaction and to authorize the Company and its officers to take all other actions reasonably necessary for its completion:

(a) a Liquidating Transaction yielding proceeds per share of Common Stock, as adjusted for splits, reverse splits and the like and after payment of all obligations of the Company and liquidation preferences, of at least $8.00;

(b) a financing transaction, the principal purpose of which is to raise capital for the Company; or

(c) an amendment to the Company’s Amended and Restated Certificate of Incorporation to add a new sentence to the end of Article 5 thereof reading as follows, “Any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote for the election of such director.”

5.2 If the completion of any transaction subject to Section 5.1 requires the sale of outstanding capital stock to an acquirer of the Company, the Investors and Current Stockholders agree to waive any dissenters’ rights, appraisal rights or similar rights in connection with any such transaction and otherwise cooperate with and execute and deliver such other documents as may be reasonably requested in connection with the transactions contemplated thereby including, without limitation, documents containing representations and warranties as to title, power and authority and such other representations and warranties as are appropriate in transactions of this type. Each Investor and Current Stockholder agrees not to take any actions contrary to their obligations under this Agreement and, after receiving proper notice of any meeting of the Company’s stockholders relating to such transaction, to be present, in person or by proxy, as holders of shares of capital stock of the Company, at all such meetings, or adjournments thereof, such that all shares of capital stock then held by such holder may be counted for the purposes of determining the presence of a quorum at such meetings and to return any written consent relating to such transaction within two (2) business days of receipt thereof.

5.3 In the case of a financing transaction, each Investor and each Current Stockholder agree to vote their Investor Shares and Current Stockholder Shares, as applicable, at any annual or special meeting of stockholders, and to give written consent with respect to such Shares, to approve any amendment to the Certificate of Incorporation or Bylaws necessary to complete such transaction, and to take any other action reasonably requested by the Company, including, without limitation, executing and delivering such other documents as may be reasonably requested in connection with the transactions contemplated thereby.

6. Expenses. The Corporation shall reimburse all Series A and Series A-1 Directors and Observers, and the L-3 Director, for reasonable expenses incurred in attending meetings of directors.

7. New Option Grants. The Investors and the Current Stockholders shall vote the Investor Shares and Current Stockholder Shares at regular or special meetings of stockholders, and shall give written consent with respect to such Shares, to ratify and approve an option exchange offer as soon as practicable after the First Closing under the Purchase Agreement, pursuant to which each employee of the Company shall have an opportunity to surrender his or her outstanding options having an exercise price in excess of $3.00 per share for cancellation in exchange for a grant of new options on a date at least six months and one day after such cancellation, with the exercise price of the new options established as the fair market value of the Common Stock on the date of grant.

8. Legend on Share Certificates. Each certificate representing any Investor Shares or Founder Shares shall be endorsed by the Company with a legend reading substantially as follows:

“THE RIGHT TO VOTE THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN A VOTING AGREEMENT, A COPY OF WHICH IS ON FILE AT THE CORPORATION’S PRINCIPAL PLACE OF BUSINESS.”

9. Specific Enforcement. Each party agrees that its obligations under this Agreement are necessary and reasonable in order to protect the other parties to this Agreement, and each party expressly agrees and understands that monetary damages would inadequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that, in addition to any other remedies that may be available at law, in equity or otherwise, any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order, without the necessity of proving actual damages. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

10. Covenants of the Company. The Company agrees to use its commercially reasonable efforts to ensure that the rights granted hereunder are effective and that the parties hereto enjoy the benefits thereof. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the parties hereunder against impairment.

11. Termination. This Agreement shall continue in existence until terminated upon the earliest to occur of the following:

11.1 an agreement in writing terminating this Agreement signed by (i) the Company, (ii) Investors holding at least a majority of the then-outstanding Series A and Series A-1 Shares (including Common Stock issued upon conversion thereof), (iii) IGC, (iv) BAVP and (iii) with respect to Section 3.3, L-3.

11.2 the effective date of the First Public Offering;

11.3 the time when the Company lists its shares of Common Stock on any national stock exchange or Nasdaq; or

11.4 the effective date of a Liquidating Transaction, other than a sale of assets (as defined in the Company’s Certificate of Incorporation) (except a transaction with a subsidiary or a transaction the primary purpose of which is to effect the reincorporation of the Company into a different jurisdiction).

12. Manner of Voting. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent, or in any other manner permitted by applicable law.

13. Additional Investors. If a Subsequent Closing takes place pursuant to the Purchase Agreement, the purchasers of additional Series A and Series A-1 Shares at the

Subsequent Closing shall, after signing this Agreement and agreeing to be bound by its terms, and performing their obligations under the Purchase Agreement, become Investors as if original parties to this Agreement to the extent they own Series A and Series A-1 Shares (and Common Stock issued on conversion thereof) pursuant to such Subsequent Closing. The Company shall append a Schedule II to this Agreement listing the name, address, facsimile number, Series A Shares, Series A-1 Shares and Conversion Shares held by each such additional Investor. The original Investors and Current Stockholders hereby consent to the Additional Investors’ becoming parties to this Agreement on such terms, and consent to the Company’s delivery to the Additional Investors of this Agreement and Schedule II, along with any endorsements necessary to confirm the rights of the Additional Investors under this Agreement.

14. Miscellaneous.

(a) Aggregation of Stock. When determining the number of Shares held by any Current Stockholder or Investor for purposes of the rights and obligations under this Agreement, the Shares held by any person shall be aggregated with the Shares held or acquired by any affiliate, and all such securities shall be deemed to be held by a single person.

(b) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(c) Notices. All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Agreement (each, a “Notice”) shall be in writing and shall be (i) delivered personally, (ii) mailed by first-class mail or certified mail, return receipt requested, postage prepaid, (iii) sent by next-day or overnight mail or delivery, or (iv) sent by facsimile transmission, provided that a confirmation statement is retained by sender, as follows:

(i) if to an Investor, to the address or facsimile number for that investor provided in Schedule I or Schedule II;

(ii) if to L-3, to

L-3 Communications Corporation

600 Third Avenue

New York, New York 10016

Facsimile: (212) 805-5494

Attention: Christopher Cambria, Esq.

(iii) if to a Current Stockholder employed by the Company, to such Current Stockholder at the address for Notice to the Company;

(iv) if to a Current Stockholder (other than L-3) who is not employed by the Company, to the address of such Current Stockholder on the stock register of the Company;

(v) if to the Company, to:

Innovative Micro Technology, Inc.

75 Robin Hill Rd.

Santa Barbara, CA 93117

Facsimile: 805-967-2677

Attention: John Foster, President

With a copy (which shall not constitute Notice):

Sheppard, Mullin, Richter & Hampton LLP

333 S. Hope Street, 48th Floor Los Angeles, CA 90017

Facsimile: (213) 620-1398

Attention: James J. Slaby, Esq.

(vi) or, for each party described in subsection (i) through (v) above, at such other address as may be specified from time to time in a Notice to the other parties hereto.

(vii) Any Notice to a party having its address for Notices outside the United States shall be given by facsimile.

(d) Time of Delivery. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) on the day when sent by facsimile to the number set forth on the signature page or Schedule I if sent between 12:00 a.m. and 5:00 p.m. recipient’s local time on a business day, or on the next business day if sent by facsimile to the number set forth on Schedule I at another time or on a non-business day; (c) three business days after deposit in the U.S. Mail with first class postage prepaid and addressed to the other party at the address set forth on the signature page, Schedule I or Schedule II to this Agreement, or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed.

(e) Attorneys’ Fees. If any party hereto initiates any legal action arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable attorneys’ fees, expert witness fees and expenses incurred by the prevailing party in connection therewith.

(f) Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement or any of its terms.

(g) Counterparts. This Agreement may be signed (including by facsimile) in one or more counterpart signature pages, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

(h) Governing Law, Jurisdiction and Venue. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of California, without giving effect to the conflict of laws rules thereof. Each Investor and the Company hereby irrevocably submits to the jurisdiction of the courts of the State of California, and the federal courts of the United States of America located in the Central District of California, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by those courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State Court or federal court. Each Investor, each Current Stockholder and the Company hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 14(c), or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(i) WAIVER OF JURY TRIAL. IF ANY DISPUTE BETWEEN THE INVESTORS, THE CURRENT STOCKHOLDERS AND THE COMPANY ARISES OUT OF THIS AGREEMENT OR ANY RELATED TRANSACTION, WITH RESPECT TO ANY LITIGATION THE PARTIES EXPRESSLY WAIVE ANY RIGHT THEY MAY HAVE TO A JURY TRIAL AND AGREE THAT ANY SUCH LITIGATION SHALL BE TRIED BY A JUDGE WITHOUT A JURY.

(j) Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and Permitted Transferees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and Permitted Transferees any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(k) No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties to this Agreement and their heirs, legal representatives, successors and Permitted Transferees.

(l) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (a) as to the Company, only by the Company; (b) as to the Investors, by persons holding at least a majority of the then-outstanding Series A and Series A-1 Shares (including any Common Stock issued or issuable upon conversion thereof) held by the Investors and their assignees; provided, that the consent of IGC shall be required for any amendment of Section 3.1, 3.2(a) and Section 3.4(a), and the consent of BAVP shall be required for any amendment of Section 3.2(b) and Section 3.4(b); (c) as to the Current Stockholders, by a Majority in Interest among L-3 and the Current Stockholders who are then-employed by the Company; and (d) as to the rights of L-3 under Section 3.3, by L-3; provided, that, notwithstanding the foregoing, no consent of any Current Stockholder shall be necessary for any amendment and/or restatement the sole purpose of which is merely to include additional holders of preferred stock of the Company as “Investors” as parties hereto or other individuals as “Current Stockholders” and parties hereto. Any Investor or Current Stockholder may waive any of his/her/its rights hereunder without obtaining the consent of any other Investor or Current Stockholder, as the case may be. Any amendment or waiver effected in accordance with this Section 14(l) shall be binding upon each Investor, its successors and assigns, the Company and the Current Stockholders in question. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting the waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

(m) No Liability for Election of Recommended Director. None of the parties hereto and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee or in proposing such nominee pursuant to this Agreement.

The next page is the signature page.

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first above written.

Company:

INNOVATIVE MICRO TECHNOLOGY, INC.

By:	/s/ JOHN FOSTER
John Foster
President and Chief Executive Officer

Current Stockholders

		Outstanding Shares	Vested Restricted Shares	Shares Subject to Warrants and Options (Vested and Unvested)
L-3 COMMUNICATIONS CORPORATION

By:	/s/ DAVID REILLY	1,569,500	0	1,113,500
Name:	David Reilly
Title:	VP, Asst Gen. Counsel & Asst. Secretary

	/s/ JOHN FOSTER	0	126,077	280,085
	John Foster
	President and Chief Executive Officer

	/s/ PETER ALTAVILLA	0	84,051	187,446
	Peter Altavilla
	Chief Financial Officer, Secretary and Treasurer

	/s/ PAUL RUBEL	0
	Paul Rubel
	Vice President, Product Development

	/s/ MIKE SHILLIGNER	0
	Mike Shilligner
	Vice President, Operations

	/s/ MONTEITH HEATON	0
	Monteith Heaton
	Vice President, Sales and Marketing

	/s/ DOUGLAS THOMPSON	0
	Douglas Thompson
	Vice President, Product Engineering and Quality

Investors:

INVESTOR GROWTH CAPITAL LIMITED

By:	/s/ LISA CRAWFORD	its “A” Director
Name:	Lisa Crawford
Title:	“A” Director

By:	/s/ ROBERT DE HEUS	its “B” Director
Name:	Robert de Heus
Title:	“B” Director

INVESTOR GROUP L.P.

By: Investor Group GP LTD., its General Partner

By:	/s/ LISA CRAWFORD	its “A” Director
Name:	Lisa Crawford
Title:	“A” Director

By:	/s/ ROBERT DE HEUS	its “B” Director
Name:	Robert de Heus
Title:	“B” Director

BAVP VII, LLP

by: BA Venture Partners VII, LLC, its General Partner

By:	/s/ ERIC M. SIGLER
Name:	Eric M. Sigler
Title:	Member

MIRAMAR VENTURE PARTNERS, L.P.

By: Miramar Venture Associates, LLC, its general partner

By:	/s/ ROBERT R. HOLMEN
Name:	Robert R. Holmen
Member

Schedule I

Investors

Shares, Series A-1 Convertible Preferred Stock
Investor Growth Capital Limited National Westminster House Le Truchot, St. Peter Port GY1 4PW, Guernsey Channel Islands Tel.: +44 1481 732 615 Facsimile: +44 1481 732 616 Attention: Wayne Tallowin With a copy (which shall not constitute notice) to: Benjamin B. Quinones, Esq. Pillsbury Winthrop LLP 2475 Hanover Street Palo Alto, CA 94304-1114 Facsimile: (650) 233-4545	329,412

Investor Group L.P. National Westminster House Le Truchot, St. Peter Port GY1 4PW, Guernsey Channel Islands Tel.: +44 1481 732 615 Facsimile: +44 1481 732 616 Attention: Wayne Tallowin With a copy (which shall not constitute notice) to: Benjamin B. Quinones, Esq. (address as above)	141,176

BAVP VII, L.P. 950 Tower Lane, Suite 700 Foster City, CA. 94404 Facsimile:	352,941

Miramar Venture Partners 2101 East Coast Hwy., Ste. 300 Corona del Mar, CA 92625 Facsimile: (949) 760-4451	176,471

TOTAL	1,000,000

I-1